BREAN MURRAY CARRET & CO

BREAN MURRAY, CARRET & CO., LLC
570 Lexington Avenue
New York, NY 10022-6822
212/702-6500
www.breanmurraycarret.com

August 6, 2008

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Xiangqian Li
Chairman and Chief Executive Officer
China BAK Battery, Inc.
BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People's Republic of China

Dear Mr. Li,

This letter will confirm that Brean Murray, Carret & Co., LLC ("BMC") is hereby authorized to represent China BAK Battery, Inc. (the "Company") as its exclusive investment banker and agent (the "Agreement") for a period commencing upon the execution of this letter agreement by the Company (the "Effective Date") and ending two months from the Effective Date (the "Engagement Period") in connection with a registered direct offering on a "best efforts" basis, subject to completion of due diligence by BMC, of securities of up to $40 million (or any other amount which is accepted by the Company).

I. Performance of Service

BMC agrees to work with the Company in attempting to consummate a transaction which is satisfactory to the Company. In their capacity as placement agent in connection with this engagement, BMC shall endeavor to: familiarize themselves with the business, operations, properties, financial condition, management and prospects of the Company; introduce the Company to potential investors; assist the Company in any discussions and negotiations with potential investors; assist the Company in closing the transaction; and provide such other financial advisory and investment banking services in connection with the transaction upon which the parties may mutually agree.

The Company will ensure the accuracy of any information provided to BMC during the term of this Agreement and that it will not contain any untrue statement of a material fact or omit to state a material fact required to make the information not misleading. The Company will advise BMC immediately of the occurrence of any event or any other change known to the Company which results in the information containing an untrue statement of a material fact or omitting to state a material fact required to be stated or necessary to make the information not misleading.

The Company agrees that BMC may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the offering completed pursuant to this Agreement.

II. Compensation for Services

The Company agrees that should it consummate a transaction pursuant to this Agreement during the Engagement Period with any party or parties, including but not limited to a party or parties with whom BMC has been in contact, has been obtained through the efforts of BMC, directly or indirectly, or through the use of any work

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product or materials prepared by BMC, the Company shall pay to BMC, or cause BMC to be paid, at the closing of such transaction, a cash fee equal to 5.0% of the gross proceeds raised. Notwithstanding the foregoing, BMC will not be entitled to any commission or other compensation on funds invested by individual investors introduced to the Company by Mr. Li

Fees are payable in full, without discount or reduction, in cash on closing of any transaction pursuant to this Agreement, or, if multiple closings are contemplated pursuant to any definitive agreements entered into with investors during the Engagement Period, then at each such other contemplate closings. Any fees not paid when due will accrue interest, to the extent permitted by applicable law, at a rate of 12% per year and the Company will be responsible for all legal fees incurred by BMC in collecting such fees.

III. Press Announcements

At any time after the consummation or other public announcement of a transaction completed pursuant to this Agreement, and with the approval of the Company (which approval shall not be unreasonably withheld or delayed), BMC may place an announcement in such newspapers and publications as it may choose, stating that BMC has acted as exclusive financial advisor and placement agent to the Company in connection with the transaction. BMC agrees that any such press release or other public announcement must be approved in writing by the Company's legal counsel and investor relations firm (if any) prior to its release or publication.

IV. Successors and Assigns

During the term of this Agreement, the Company agrees not to use any other investment banking firm or placement agent to raise debt or equity securities. The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company shall not assign to an unaffiliated third party any of its obligations hereunder without the express written consent of BMC.

V. Authority

The Company represents and warrants to BMC that Xiangqian Li is the Chief Executive Officer of the Company and is authorized on behalf of the Company to execute this Agreement and to consummate the potential transaction described herein, and the execution of this Agreement will not conflict with or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.

VI. Arbitration Provision

Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the National Association of Securities Dealers, Inc. in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction.

VII. Notices

All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to BMC, to 570 Lexington Avenue, New York, New York 10022, Attention: William J. McCluskey; and if to the Company and if to BAK Industrial Park, No. 1 BAK Street, Kuichong Town, Longgang District, Shenzhen, 518119, People's Republic of China, Attn: Mr. Xiangqian Li.

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BREAN MURRAY
CARRET & CO

VIII. Indemnification

Incorporated by reference to Addendum I.

IX. Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties

Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to BMC and keeping a duplicate for your files. This Agreement shall be effective after your acceptance below and its receipt by BMC at its address set forth on this letter.

Sincerely,

BREAN MURRAY, CARRET & CO., LLC

William J. McCluskey
President and Chief Executive Officer

Accepted and agreed as of
22nd day of August, 2008

China BAK Battery, Inc.

Xiangqian Li
Chairman and Chief Executive Officer

BRIAN MURRAY
CARRETT & CO

Addendum I - Indemnification

The Company shall:

a. Indemnify BMC, its parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by BMC hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of BMC; and

b. Reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by BMC hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not the Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Indemnified Parties are entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party.

Further, the Company and BMC agree that if any indemnification or reimbursement sought by BMC of the Company is finally judicially determined to be unavailable then, whether or not BMC is entitled to indemnification or reimbursement, the Company and BMC shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and BMC on the other, in connection with the transaction(s) to which such indemnification or reimbursement related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Parties exceed the amount of the fee actually received by BMC hereunder. The provisions hereof shall survive any termination of this Agreement.

BMC shall:

a. Indemnify the Company, its parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Company Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Company Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by BMC hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of the Company; and

b. Reimburse the Company Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by BMC hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).

BMC agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not the Company Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Company Indemnified Parties are entitled to retain separate counsel of their choice in

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BRYAN MURRAY
CARREL & CO

connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party.

Further, the Company and BMC agree that if any indemnification or reimbursement sought by the Company of BMC is finally judicially determined to be unavailable then, whether or not the Company is entitled to indemnification or reimbursement, the Company and BMC shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and BMC on the other, in connection with the transaction(s) to which such indemnification or reimbursement related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Company Indemnified Parties exceed the amount of the fee actually paid by the Company hereunder. The provisions hereof shall survive any termination of this Agreement.

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